EXHIBIT 99.1

FOR:              AMREP Corporation
                       300 Alexander Park, Suite 204
                       Princeton, New Jersey 08540

CONTACT:   Peter M. Pizza
                       Vice President and Chief Financial Officer
                       (609) 716-8210
                       (609) 716-8255 (fax)

AMREP REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS

Princeton, New Jersey, July 21, 2011 – AMREP Corporation (NYSE: AXR) today reported a net loss of $7,561,000, or $1.26 per share, for its 2011 fiscal year ended April 30, 2011 compared to a 2010 net loss of $9,480,000, or $1.58 per share. The results for 2011 included fourth quarter pre-tax, non-cash impairment charges of $10,720,000 ($8,194,000 after tax, or $1.37 per share), reflecting the write-down of certain real estate assets ($6,827,000 before tax and $4,301,000, or $0.72 per share, after tax) and of all of the goodwill of the Company’s Newsstand Distribution Services business ($3,893,000 with no tax benefit, or $0.65 per share).  The results for 2010 included a fourth quarter pre-tax, non-cash impairment charge of $2,075,000 ($1,307,000 after tax, or $0.22 per share), reflecting the write-down of certain real estate assets.  Revenues for 2011 were $96,837,000 compared to $120,498,000 in the prior year.

For the fourth quarter of 2011, the net loss after the impairment charges was $9,075,000, or $1.51 per share, compared to a net loss after the impairment charge of $6,718,000, or $1.12 per share, in the same period of 2010.  Fourth quarter 2011 revenues were $22,088,000 versus fourth quarter 2010 revenues of $26,792,000.

Excluding the impairment charges in both years, the net loss for the fourth quarter of 2011 was $882,000, or $0.15 per share, and for the full year of 2011 the Company had net income of $632,000, or $0.11 per share, compared to net losses of $5,411,000, or $0.90 per share, in the fourth quarter of 2010, and $8,173,000, or $1.36 per share, for the full year of 2010.

Revenues from land sales at the Company’s AMREP Southwest subsidiary decreased from $1,551,000 and $5,185,000 in the fourth quarter and full year of 2010 to $210,000 and $1,780,000 for the comparable periods of 2011.  Results for all periods were substantially lower than the Company has historically experienced in its principal market of Rio Rancho, New Mexico, due to a severe decline in the real estate market in the greater Albuquerque-metro and Rio Rancho areas that began late in fiscal 2008.  The trend of declining permits for new home construction in Rio Rancho also continued, with 30% fewer single-family residential building permits issued during fiscal 2011 than in fiscal 2010. Faced with these adverse conditions, many builders have slowed the pace of building on developed lots previously purchased from the Company in Rio Rancho and delayed or cancelled the purchase of additional developed lots.  These factors have also contributed to a steep decline in the Company’s sale of undeveloped land to both builders and investors.

In Rio Rancho, the Company offers for sale both developed and undeveloped lots to national, regional and local home builders, commercial and industrial property developers and others.  The average selling price of land sold by the Company in Rio Rancho was $40,000 and $81,000 per acre for the fourth quarter and full year of 2011 compared to $83,000 and $92,000 per acre for the comparable periods of 2010.  The average gross profit percentage on land sales was approximately 64% and 37% for the three and twelve month periods in 2011 compared to approximately 40% for both the fourth quarter and full year of 2010 with all the above variances reflecting differences in the mix of the types of properties sold relative to the total acreage in each period. As a result of these and other factors, including the nature and timing of specific transactions, revenues, average selling prices and related gross profits from land sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.  In addition, as noted above, AMREP Southwest recorded impairment charges in 2011 and 2010 due to current appraisals of a portion of its real estate that in each year showed a significant deterioration in fair market value from the prior year.

Revenues from Media Services operations, which principally include Subscription Fulfillment Services operations conducted by the Company’s Palm Coast Data subsidiary and Newsstand Distribution and Product Services operations conducted by its Kable Media Services subsidiary, decreased from $25,211,000 and $115,016,000 for the fourth quarter and full year of 2010 to $21,864,000 and $94,963,000 for the same periods in 2011.  Magazine publishers are the principal customers of these operations, and they have continued to be impacted by the effects of the recent recession and also from increased competition from new media sources. This has resulted in reduced subscription and newsstand sales, which in turn has caused certain publishers to close magazine titles or seek more favorable contract terms from Palm Coast and Kable and their competitors.  As a consequence of these and other factors and customer losses, revenues from Subscription Fulfillment Services operations decreased from $19,551,000 and $92,022,000 for the fourth quarter and full year of 2010 to $16,844,000 and $73,618,000 for the same periods of 2011, while revenues from Newsstand Distribution Services operations decreased from $3,006,000 and $12,947,000 for the fourth quarter and full year of 2010 to $2,542,000 and $11,030,000 for the same periods of 2011. Revenues from Kable’s Product Services and Other businesses segment were $2,654,000 and $10,047,000 in the fourth quarter and full year of 2010 versus $2,478,000 and $10,315,000 in the same periods of 2011, with changes being primarily due to increases in temporary staffing revenues offset by decreases in revenues from the Company’s specialty packaging business.  The revenue decreases in the Media Services operations were more than offset by decreases in Media Services operating and general and administrative expenses due to a combination of lower payroll and benefits and other variable costs resulting from lower revenue volume as well as from efficiencies achieved in the Company’s consolidation of its Subscription Fulfillment Services business from three locations in Colorado, Florida and Illinois into one existing location at Palm Coast, Florida, that was completed during 2011. Operating expenses of Media Services decreased from $25,624,000 (101.6% of related revenues) and $104,662,000 (91.0% of related revenues) in the fourth quarter and full year of 2010 to $18,516,000 (84.7% of related revenues) and $77,972,000 (82.1% of related revenues) for the same periods of 2011. In addition, Media Services general and administrative expenses decreased from $2,883,000 (11.4% of related revenues) and $11,613,000 (10.1% of related revenues) in the fourth quarter and full year of 2010 to $2,496,000 (11.4% of related revenues) and $9,385,000 (9.9% of related revenues) for the same periods of 2011.

Media Services results included restructuring charges principally for severance costs incurred in connection with the consolidation of its subscription fulfillment operations of $177,000 and $484,000, net of certain governmental incentives, for the fourth quarter and full year of 2011 compared to net restructuring charges of $2,583,000 and $5,763,000 in the same periods of 2010. In addition, as noted above, the Company recognized a non-cash and non-tax deductible impairment charge in the fourth quarter of 2011 reflecting the write-off of all of the goodwill of its Newsstand Distribution Services business segment. The goodwill impairment charge will have no effect on the day-to-day operations of the Newsstand Distribution Services business.

The effective rate of the Company’s tax benefit was 24.0% and 29.8% for the fourth quarter and full year 2011 compared to 29.5% and 38.3% for the same periods in 2010.  The difference between the statutory tax rate and the effective rate of the tax benefit in the fourth quarter and full year periods was primarily due to (i) permanent items, the most significant being the fourth quarter 2011 impairment charge of $3,893,000 associated with non-tax deductible goodwill, and (ii) a reduction of liabilities of $764,000 and

$1,148,000 in the third quarters of 2011 and 2010 related to unrecognized tax benefits due to the expiration of the statute of limitations on certain prior year tax benefits

For more detail regarding the impairment charges taken by the Company in 2011 and 2010 and for additional information regarding the Company’s financial results, please refer to the Annual Report on Form 10-K filed today with the Securities and Exchange Commission.

AMREP Corporation’s AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico, and its Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription fulfillment and product fulfillment and related services to publishers and others.

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Any statements in this news release regarding trends or the future operations of the Company are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond the control of AMREP Corporation and that could cause actual results to differ materially from such statements.  Further information about these and other relevant risks and uncertainties may be found in the Company's Form 10-K and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as from other sources.  Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained therein.  AMREP Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Two Schedules Follow)

Schedule 1

AMREP CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended April 30,
	2011	2010
Revenues	$22,088,000	$26,792,000

Net income (loss)	$(9,075,000)	$(6,718,000)

Earnings (loss) per share – Basic and Diluted	$(1.51)	$(1.12)

Weighted average number of common shares outstanding	5,996,000	5,996,000

	Twelve Months Ended April 30,
	2011	2010
Revenues	$96,837,000	$120,498,000

Net income (loss)	$(7,561,000)	$(9,480,000)

Earnings (loss) per share – Basic and Diluted	$(1.26)	$(1.58)

Weighted average number of common shares outstanding	5,996,000	5,996,000

Results include fourth quarter after tax, non-cash impairment charges of $8,194,000 (equivalent to $1.37 per share) in 2011 and $1,307,000 (equivalent to $0.22 per share) in 2010.

Schedule 2

The Company’s land sales in Rio Rancho, New Mexico were as follows (dollar amounts in thousands):

	2011			2010
	Acres Sold	Revenues	Revenues per Acre	Acres Sold	Revenues	Revenues per Acre
Three months ended April 30:
Developed
Residential	-	$-	$-	0.9	$346	$385
Commercial	-	-	-	-	-	-
Total Developed	-	-	-	0.9	346	385
Undeveloped	5.3	210	40	17.8	1,205	68
Total	5.3	$210	$40	18.7	$1,551	$83

Twelve months ended April 30:
Developed
Residential	3.1	$1,031	$344	6.5	$1,891	$293
Commercial	-	35	-	1.7	894	523
Total Developed	3.1	1,066	344	8.2	2,785	341
Undeveloped	18.5	714	38	48.2	2,400	50
Total	21.6	$1,780	$81	56.4	$5,185	$92